Exhibit 99.1

               COMPUTERSHARE TO ACQUIRE EQUISERVE FROM DST SYSTEMS

KANSAS CITY, MO (October 20, 2004) - Computershare Ltd. (ASX: CPU) and DST Systems, Inc. (NYSE: DST) announced today that they have signed a definitive agreement for Computershare to acquire, in a taxable transaction, DST's wholly owned subsidiary, EquiServe, Inc.


Upon closing, DST will receive US $216 million of cash plus 29.6 million shares of CPU common stock. The CPU common stock to be received represents slightly less than 5% of CPU's total issued capital, post-transaction, and had an approximate market value of US $91 million on October 19, 2004.

DST will continue to provide EquiServe various services, including data processing, AWD products and services, Output Solutions services and E-Proxy services. The transaction, which has been approved by the Boards of both companies, is expected to close in the first quarter of 2005, subject to regulatory approvals.

EquiServe is one of the largest corporate shareholder service providers in the U.S., offering a full range of share registry and employee plan administration services and provides these services to over half the thirty companies in the Dow Jones Industrial Average. In total, EquiServe has approximately 1,300 clients and provides services to approximately 19 million shareholders. EquiServe's Employee Plan Administration business supports in excess of 1 million active employees. EquiServe has 1,700 associates. The primary processing center is in Boston, Massachusetts, with additional major facilities in Jersey City and Edison, New Jersey and Chicago, Illinois. The following table reflects EquiServe revenues (in millions) recorded by DST:

                                        NINE MONTHS
                                            ENDED                YEAR ENDED
                                        SEPTEMBER 30            DECEMBER 31,
                                            2004               2003      2002
                                        ------------          ------    ------

Operating revenues                         $174.9             $229.3    $264.3
Out-of-pocket reimbursements                 55.3               70.7      89.5
    Total revenues                         $230.2             $300.0    $353.8


DST expects to record a one-time after-tax gain of $30-50 million associated with the transaction. DST estimates that it will receive approximately $165 million of after-tax cash proceeds associated with the transaction that may be used to reduce debt or repurchase shares of DST common stock. DST believes that the transaction will be slightly dilutive to diluted earnings per share.

Chris Morris, CEO and President of Computershare Ltd. said, "This is the most momentous acquisition in the company history, both in size and strategic importance. Growing our business in the US has always been a critical part of our global strategy and this deal positions us as a leader in the US in both share registry and employee plans. Through this deal, we expect to achieve significant synergies that will benefit our customers and shareholders. With EquiServe's prodigious customer list, the opportunity to offer our full suite of services will be greatly enhanced".

Tom McDonnell, President and CEO of DST Systems, Inc. said, "Our decision to sell EquiServe to Computershare anticipated the future needs of our clients, whose requests have expanded for ancillary and integrated services for employee plans, employee and shareowner communications and proxy services. Computershare is also uniquely positioned to support the global requirements of EquiServe's clients. Computershare's global business model and the value it will bring to EquiServe's client base provides DST the value created by taking almost 30 million shares of Computershare as part of the consideration".

COMPUTERSHARE LTD.

Computershare is the world's leading financial services and technology provider to the global securities industry in its provision of services and solutions to listed companies, investors, employees, exchanges and other financial institutions.


With a unique range of integrated services, Computershare provides specialized records management for company share registers and employee share and stock option plans, document design and communication, strategic investor relations and market intelligence, and a variety of sophisticated trading technologies for financial markets.


Computershare is the largest and only provider of global shareholder and employee management services - administering more than 70 million shareholder accounts for over 13,000 corporations across twelve countries on five continents. Founded in Australia in 1978, Computershare today employs almost 8,000 people worldwide. For more information, visit http://www.computershare.com


DST SYSTEMS, INC.

DST Systems, Inc. provides sophisticated information processing and computer software services and products that help clients improve productivity, increase efficiencies, and provide higher levels of customer service. DST is organized domestically and internationally into three operating segments: Financial Services, Customer Management, and Output Solutions. DST operates one of the most advanced data centers in the world, which provides information-processing services to support the products within each operating segment. These products are further enhanced through the integration of DST's advanced technology and e-commerce solutions.

                                      *****

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest Form 10-Q or 10-K periodic financial report filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.